Agreement signed on 2 February 2004

"PMEHK" Proactive Medicare Enterprise (Hong Kong) Limited
"IPMCHH" The International Peace Maternity and Child Health Hospital (中國福利會國際和平婦幼保健院)

IPMCHH has established a new building and the interior design is currently underway.

1. IPMCHH & PMEHK agree to expand
2. The services provided by the new Birthing Centre are:
   - Obstetrics & gynaecology outpatient;
   - Prenatal healthcare services;
   - LDR delivery service
   - Gynecology operation
   - Counseling services
   - Other services

3. The New Birthing Centre belongs to IPMCHH. IPMCHH appoints PMEHK as the consultant to participate in the operation of the Birthing Centre. Through PMEHK, IPMCHH is able to invite JHI as medical consultant.
4. The responsibilities of PMEHK:
   i. Participate in compiling of the operation manual and the regulations of the New Birthing Centre;
   ii. Comment on the design of the floor plan and facilities of the Birthing Centre and execute once both parties agrees;
   iii. The design and renovation of the birthing centre;
   iv. According to the rules and regulations of MOH, PMEHK will participate in the healthcare services of the centre. The medical staff will be jointly appointed by both parties. Depending on the actual situation, a few
   v. PMEHK will be responsible for marketing, customer services and business development of the centre;
   vi. PMEHK will be responsible for liaising with JHI and other international institutes and arranging training for the medical staff of the centre;
   vii. PMEHK will participate in preparing the financial budget and daily management of accounts. (The income and any significant expanse still
   viii. PMEHK will participate in preparing of annual report.
5. PMEHK will undertake the design, fixture, materials and construction cost of the centre, as well as the procurement of necessary facilities, equipment and software. The facilities, equipment and software will be owned by IPMCHH. It will be rent to the

Centre free of charge. PMEHK's investment is Fifteen Million RMB.

The space, electricity supply, water supply, gas, oxygen, and telecommunication will be guaranteed by IPMCHH. The common medical equipment and other facilities (such as elevator, emergency facilities and sewage handling etc.) will be provided by IPMCHH. IPMCHH will be responsible for supplying of the medicine and other products used in the Centre.

6. IPMCHH will be guaranteed revenue of ten million RMB one year after the official opening, and not more than 10% annual growth. The remaining amount (after all expenses are deducted) will be payable to PMEHK as the consultancy fee. Any discrepancy between the real and expected level of revenue will be
7. PMEHK will invest 10 million RMB as risk guarantee. It will be partially paid in the form of importation of equipment and facilities. The remaining amount will be credited into IPMCHH's bank account one month before the grand opening of the VIP Birthing Centre.
8. PMEHK has been authorized by Johns Hopkins Hospital to search for partners in China. In order to fully utilize the brand name "Johns Hopkins" and expand the existing scientific research, the new contract will cover 5 years.